                                                                      Exhibit 11

                                TYCO TOYS, INC.
                     Computation of Income (Loss) Per Share
                    (in thousands, except per share amounts)

                                                                    Quarters Ended      Six Months Ended
                                                                       June 30,             June 30,
                                                                  ------------------  --------------------
                                                                    1995      1994      1995       1994
                                                                  ---------  -------  ---------  ---------
PRIMARY INCOME (LOSS) PER SHARE:
1.    Net income (loss)                                            $(8,835)  $ 1,207  $(15,504)  $(12,168)
2.    Less preferred dividends                                         790       625     1,574        625
                                                                   -------   -------  --------   --------
3.    Net income (loss) applicable to common shareholders          $(9,625)  $   582  $(17,078)  $(12,793)
                                                                   =======   =======  ========   ========

4.    Weighted average shares outstanding                           34,762    34,677    34,760     34,676
5.    Add additional shares issuable upon the assumed exercise
         of outstanding stock options *                                  -         -         -          -
                                                                   -------   -------  --------   --------
6.    Adjusted weighted average shares outstanding                  34,762    34,677    34,760     34,676
                                                                   =======   =======  ========   ========

7.    Net income (loss) per share (3 + 6)                          $ (0.28)  $  0.02  $  (0.49)  $  (0.37)
                                                                   =======   =======  ========   ========


FULLY DILUTED INCOME (LOSS) PER SHARE:
8.    Line 3 above                                                 $(9,625)  $   582  $(17,078)  $(12,793)
9.    Add back preferred dividends (line 2)                            790       625     1,574        625
10.   Add back interest, net of tax, on assumed conversion of
         the Company's 7% Convertible Subordinated Notes               170       147       341        293
                                                                   -------   -------  --------   --------
11.   Adjusted net income (loss)                                   $(8,665)  $ 1,354  $(15,163)  $(11,875)
                                                                   =======   =======  ========   ========

12.   Weighted average shares outstanding (line 4)                  34,762    34,677    34,760     34,676
13.   Add additional shares issuable upon the assumed exercise
         of outstanding stock options*                                   -         -         -          -
14.   Add additional shares issuable upon assumed
         conversion of the Company's 7% Convertible
         Subordinated Notes                                          1,498     1,397     1,497      1,397
15.   Add additional shares issuable upon assumed
         conversion of preferred shares                              5,039     4,121     4,969      2,072
                                                                   -------   -------  --------   --------
16.   Adjusted weighted average shares outstanding                  41,299    40,195    41,226     38,145
                                                                   =======   =======  ========   ========

17.   Net income (loss) per share (11+16) **                       $ (0.21)  $  0.03  $  (0.37)  $  (0.31)
                                                                   =======   =======  ========   ========

* For the calculation of income (loss) per share, the inclusion of the assumed exercise of options for the quarters ended June 30, 1995 and 1994 is anti-dilutive and, therefore, such assumed exercise is excluded from the per share calculations.

** Fully diluted income (loss) per share is not presented in the Consolidated Statements of Operations as the assumed conversions of the Company's Convertible Preferred Stock and Convertible Subordinated Notes are anti-dilutive.